Exhibit 99.1

NHC Announces Completion of Merger with NHR

Secures $75 Million Credit Line

Murfreesboro, Tenn., November 1, 2007- National HealthCare Corporation (AMEX:NHC), one of the nation’s leading operators of long-term health care and assisted living facilities, announced today that it has completed its merger with National Health Realty, Inc. (AMEX:NHR), and has obtained a $75 million line of credit from Bank of America to fund further growth strategies.

At a special meeting on Thursday, October 25, 2007, the shareholders of NHR voted to approve the merger of NHR with a wholly-owned subsidiary of NHC.  Following that meeting, the shareholders of NHC approved the issuance of preferred stock in connection with the NHR merger.   As a result of that action, effective October 31, 2007, each NHR common share was converted into one share of NHC Series A Convertible Preferred Stock (“Preferred Stock”) plus $9.00 in cash. Each share of the Preferred Stock will be entitled to annual preferred dividends of $0.80 per share and will have a liquidation preference of $15.75 per share.  The Preferred Stock, which will be listed on the American Stock Exchange under the symbol “NHC.A”, will be convertible at any time at the option of the shareholder into NHC common stock at a conversion price of $65.07.  Each share of the Preferred Stock will be convertible into 0.24204 of a share of NHC common stock.  After the 5th anniversary of the closing date, NHC will have the option to redeem the Preferred Stock, in whole or in part, for $15.75 cash per share (plus accrued but unpaid dividends); provided that the Preferred Stock will not be redeemable prior to the 8th anniversary of the closing date unless the average closing price for NHC common stock for 20 trading sessions equals or exceeds the conversion price. The conversion price will be adjusted to reflect any future NHC stock splits or stock dividends. The cash required to complete the merger was provided substantially from NHC’s existing liquidity reserves.

Robert Adams, NHC President and CEO, stated that: “This merger, combined with our new credit facility, will provide a larger asset and equity base that enables us to move forward with future growth opportunities and enhances our prospects for long term increases in shareholder value as we complete our 36th year of operation.  Elimination of the lease payments NHC has been making to NHR will, assuming continuation of current operating trends, result in an increase in annual recurring free cash flow, even after providing for the preferred dividends which will be paid on the new Series A Convertible Preferred Stock.  Also, NHC now owns a portfolio of first class health care retirement and assisted living centers, the majority of which were constructed between 1991 and 1997.  This strategic move will provide NHC a focused, completely aligned approach in both development and operations. NHC continues to have one of the strongest balance sheets in the U.S. long-term care industry and, thanks to our new credit arrangement with Bank of America, we now have access to ample financial resources to deal with development and investment prospects.”

Avondale Partners, LLC acted as exclusive financial advisor to the special committee of the board of directors of NHC and 2nd Generation Capital, LLC acted as exclusive financial advisor to the special committee of the board of directors of NHR.  Cahill Gordon & Reindel LLP acted as counsel to the special committee of the board of directors of NHC, and Waller Lansden Dortch & Davis, LLP acted as counsel to the special committee of the board of directors of NHR.  Hogan & Hartson acted as special Maryland counsel to NHR.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release are forward-looking statements.  All forward-looking statements speak only as of the date of this press release.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of NHC and its respective affiliates to be materially different from any future results, performance, achievements, and transactions. Additional information or factors which could impact the companies and the forward-looking statements contained herein are included in each company’s filings with the Securities and Exchange Commission.  The companies assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there by any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About NHC

NHC, one of the nation’s oldest long-term health care companies, operates for itself and third parties 73 long-term healthcare centers with 9,127 beds.  NHC also operates 31 homecare programs, six independent living centers and assisted living centers at 22 locations.  NHC’s other services include managed care specialty medical units, Alzheimer’s units, hospice and a rehabilitation services company.  Additional information about NHC is available on its website at www.NHCcare.com.

Contact
Gerald Coggin
Phone: 615-890-2020